AMENDED AND RESTATED

ADMINISTRATION AGREEMENT

THIS AMENDED AND RESTATED ADMINISTRATION AGREEMENT (the “Agreement”), made as of December 1, 2023, is by and between the LINCOLN VARIABLE INSURANCE PRODUCTS TRUST (the “Trust”), a Delaware statutory trust, on behalf of each of its series (each, a “Fund” and collectively, the “Funds”) and THE LINCOLN NATIONAL LIFE INSURANCE COMPANY (the “Administrator”), an Indiana insurance company.

WHEREAS, the Trust is registered with the Securities and Exchange Commission (“SEC”) as a series investment company under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Administrator to provide or procure administrative and shareholder services hereunder in the manner and on the terms set forth below; and

WHEREAS, the Administrator is willing to provide or procure such services in the manner and on the terms hereinafter set forth;

WHEREAS, the parties entered into an Administration Agreement dated January 1, 2015, as amended May 1, 2017 (collectively, the “Prior Agreement”); and

WHEREAS, the parties desire to amend and restate the terms under which Administrator shall provide or procure such administrative and shareholder services to the Trust and the Funds.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1. Appointment. The Trust hereby appoints the Administrator to provide or procure the administrative and shareholder services with respect to each Fund for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees during such period to provide or procure the services herein set forth for the compensation herein provided.

2. Duties. Subject to the general supervision of the Board of Trustees of the Trust (the “Board”), the Administrator shall provide or procure the services set forth in subsections (a)-(d) below:

(a) Administrative Services. The Administrator shall provide or procure, on behalf of each Fund, the following administrative services with respect to the Fund:

(i) coordinate matters relating to the operation of each Fund, including any necessary coordination among the advisers, sub-advisers, custodians, transfer agents, accountants, attorneys, depositories, underwriters, broker-dealers, insurers and other third parties performing services or operational functions for the Fund;

(ii) provide the Fund with the services of a sufficient number of persons competent to perform such administrative functions as are necessary to ensure compliance with federal securities laws, as well as other applicable laws, and to provide effective administration of the Fund;

(iii) provide the Fund with office space, communications facilities, and other facilities necessary for the Fund’s operations as contemplated by the Agreement;

(iv) maintain or supervise the maintenance by third parties of such books and records of the Fund as may be required by applicable federal law or regulation;

(v) perform general accounting monitoring and oversight with respect to all applicable federal or state laws, including, without limitation, performing daily NAV trend analysis; monitoring the daily NAV pricing process; facilitating root cause analysis of NAV errors and monitoring effectiveness of preventative processes and controls; reviewing cash and asset reconciliations and monitoring timeliness of exception resolution; monitoring daily delivery of investable cash to the investment advisers or sub-advisers, as applicable; evaluating performance against service level agreements; and monitoring the fund accounting internal control environment;

(vi) perform compliance services and provide oversight of the Trust’s regulatory compliance program;

(vii) prepare or supervise the preparation by third parties of all federal, state, local and foreign tax returns and reports of the Fund as required by applicable law;

(viii) prepare, file and arrange for the distribution of prospectuses, proxy materials and periodic reports to the shareholders of the Fund as required by applicable law;

(ix) prepare and arrange for the filing of such registration statements and other documents with the SEC and other federal and state regulatory authorities as may be required to register the shares of the Fund and qualify the Fund to do business or as otherwise required by applicable law;

(x) arrange meetings of the Board and, in connection with these meetings, provide necessary or appropriate information or materials;

(xi) provide corporate secretary services to the Trust and the Funds; and

(xii) provide statistical or research data, other than that provided by the investment advisers or sub-advisers of the Fund, and such other reports, evaluations and information as the Fund may reasonably request from time to time; provided, however, that the Administrator will not be responsible for the costs of any statistical or research data provided by any third party.

(b) Support Services. The Administrator shall make its officers and employees available to the Board and officers of the Trust for assistance, consultation and discussion regarding the administration of each Fund and the services provided to each Fund under this Agreement. Each Fund shall compensate the Administrator at cost in accordance with Section 6(b) of this Agreement for the time of legal personnel of the Administrator, including individuals who may be officers or Trustees of the Trust (“Personnel”), spent providing assistance, coordination, and supervision in connection with the services provided or procured for the Fund under this Agreement, including time spent by such personnel in attendance at meetings of the Board (collectively, “Covered Activities”).

(c) Contractholder Services. The Administrator shall provide or procure, on behalf of each Fund, the following contractholder services with respect to the Funds:

(i) respond to operational inquiries from contractholders about accounts and the Funds;

(ii) process purchase and redemption orders with the Funds’ transfer agent and sub-transfer agent, if any;

(iii) provide contractholders with automatic investment services, including investments in Funds;

(iv) provide periodic account information to contractholders;

(v) interface between the Funds’ transfer agent and sub-transfer agent, if any, and the contractholder activity systems;

(vi) provide subaccounting with respect to Fund shares; and

(vii) forward communications from the Funds to contractholders.

(d) Corporate-Level Services. The Administrator shall provide or procure, on behalf of each Fund, the following corporate-level services with respect to the Fund:

(i) anti-money laundering and fraud prevention;

(ii) privacy and data security;

(iii) disaster recovery; and

(iv) services related to regulatory duties, such as duties of confidentiality and disclosure.

3. Sub-Administration Agreements. The Administrator may contract with other entities to assist it in rendering the services described in this Agreement; provided, however, that the Administrator will continue to be contractually bound with respect to the performance of its duties and obligations under this Agreement.

4. Conformity with Law. The Administrator, in the performance of its duties and obligations under this agreement, shall act in conformity with the registration statement of the Trust and with the instructions and directions of the Board and will comply with, the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

5. Non-Exclusivity. It is understood that the services of the Administrator hereunder are not exclusive, and the Administrator shall be free to render similar services to other investment companies and other clients. Furthermore, nothing in this Agreement shall be deemed to inhibit the Trust or its officers from engaging, at the expense of the Trust, other persons to assist in providing administrative services to a Fund, including, but not limited to, recordkeeping agents, proxy solicitation agents, attorneys, accountants, custodians, consultants and others.

6. Compensation. (a) For providing or procuring the administrative services as set forth in Section 2(a) of this Agreement, the Administrator shall be reimbursed for its costs to provide or procure such services, on a monthly basis in arrears. If the Administrator shall serve for less than any whole month, the foregoing reimbursement shall be adjusted accordingly.

(b) As compensation for providing the support services as set forth in Section 2(b) of this Agreement, the Administrator shall bill each Fund at cost based on an internal billing rate determined by the Administrator and calculated pursuant to a reasonable methodology for the time spent by Personnel in providing the Covered Activities, including for time spent by Personnel in providing Covered Activities in connection with the initial organization of a Fund prior to the date of this Agreement. Each Fund shall compensate the Administrator for the provision of such Covered Activities by the Personnel.

(c) For providing or procuring the contractholder and corporate-level services set forth in Sections 2(c) and 2(d) of this Agreement, each Fund shall pay monthly fees to the Administrator at the annual rate as shown on Exhibit A of this Agreement (stated as a percentage of the net assets of the Fund). If the Administrator shall serve for less than any whole month, the foregoing fee shall be adjusted accordingly.

7. Expenses. During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its obligations under this Agreement, except such expenses as are those of the Trust under this Agreement and any expenses that are paid by the Trust under the terms of any other agreement between the Administrator and the Trust. The Administrator shall pay for maintaining its staff and personnel and shall, at its own expense provide the equipment, office space, and facilities necessary to perform its obligations under this Agreement; provided, however, that each Fund shall compensate the Administrator for the services of Personnel, as set forth in Section 6(b) of this Agreement.

The Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by the Trust, include, but are not limited to:

(i)	organizational expenses and expenses of maintaining the Trust’s legal existence;

(ii) costs of services of independent accountants (including the performance of audits and the preparation of financial statements and reports) and outside legal and tax counsel (including such counsel’s assistance with the preparation or review of the Trust’s Registration Statement and each Fund’s proxy materials (except to the extent the Administrator or a third party bears a portion or all of such expenses);

(iii) federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Administrator under this Agreement;

(iv) costs of any services contracted for by the Trust directly with parties other than the Administrator;

(v) costs of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for each Fund;

(vi) investment advisory fees;

(vii) taxes, insurance premiums, interest on borrowed funds, and other fees and expenses applicable to each Fund’s operation;

(viii) costs related to the custody of each Fund’s assets (including custody of assets outside of the United States);

(ix) costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation, printing and mailing of any proxy materials (except to the extent it is agreed that the Administrator or a third party shall bear a portion or all of such expenses);

(x) costs incidental to Board meetings, including fees and expenses of Board members;

(xi) the salary and expenses of any officer, Trustee or employee of the Trust (except any such officer, Trustee or employee who is an officer, employee, director of the Administrator or an affiliate of the Administrator or is otherwise an “interested” Trustee as defined by the 1940 Act);

(xii) costs incidental to the preparation, printing and distribution of the Trust’s Registration Statements and any amendments thereto and shareholder reports;

(xiii) costs that may properly be borne by the Trust of typesetting and printing of prospectuses;

(xiv) cost of preparation and filing of the Trust’s tax returns, Form N-1A and Form N-CEN, and all filings, notices, registrations and amendments associated with applicable federal, state and foreign tax and securities laws;

(xv) all applicable registration fees and filing fees required under federal and state securities laws;

(xvi) fidelity bond and directors’ and officers’ liability insurance; and

(xvii) costs of independent pricing services used in computing each Fund’s net asset value.

8. Liability of the Administrator. The Administrator shall give each Fund the benefit of the Administrator’s reasonable best efforts and diligence in rendering services under this Agreement. The Administrator may rely on information reasonably believed by it to be accurate and reliable. As an inducement for the Administrator’s undertaking to render services under this Agreement, each Fund agrees that neither the Administrator nor its stockholders, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses (a “Loss”) incurred in connection with, any act or omission or mistake in judgment connected with or arising out of (i) any services rendered by the Administrator under this Agreement, or (ii) any services rendered by a third party whose services were procured by the Administrator under this Agreement, except by reason of willful misfeasance, bad faith, fraud by the Administrator in the performance of the Administrator’s duties, or by reason of reckless disregard by the Administrator of the Administrator’s obligations and duties under this Agreement; provided, however, that in the event any Loss occurs in connection with any act or omission or mistake in judgment arising out of any services rendered by a third party as described in item (ii) of this paragraph and such third party is subject to a lesser standard of care than that set forth above, then the Administrator shall be held to the same standard of care as such third party with respect to any claim against the Administrator hereunder in connection with such Loss. This provision shall govern only the liability to a Fund of the Administrator and that of the Administrator’s stockholders, officers, directors, and employees, and shall in no way govern the liability to a Fund or the Administrator by, or provide a defense for, any other person.

9. Continuation and Termination. This Agreement shall become effective as of the date first above written and shall remain in force continuously thereafter, but only so long as such continuance is specifically approved at least annually by the Board, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act).

This Agreement may be terminated by the Trust at any time, without the payment of any penalty, by vote of a majority of the Board on 60 days’ written notice to the Administrator, or by the Administrator at any time, without the payment of any penalty, on sixty (60) days’ written notice to the Trust.

10. Use of Name. It is understood that the name “Lincoln National Life Insurance Company,” “Lincoln Life,” and “Lincoln National Funds” or any derivative thereof or logo associated with those names are the valuable property of the Administrator and its affiliates, and that each Fund shall use such names (or derivatives or logos) only so long as this Agreement is in effect. Upon termination of this Agreement with respect to a Fund, the Fund shall forthwith cease to use such name (or derivative or logo) and, in case of the Fund, shall promptly amend its Certificate of Incorporation or other equivalent corporate document to change its name.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

12. Miscellaneous.

(a) This Agreement shall be governed by the laws of Indiana, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rule or order of the SEC thereunder.

(b) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(c) The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

(d) This Agreement may not be assigned by the Trust or the Administrator without the consent of the other party.

13. Entire Agreement. This Agreement, together with any exhibits hereto contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes the Prior Agreement, which the parties agree is hereby terminated and of no further force and effect (other than the provisions of the Prior Agreement which by their terms survive termination). In the event of any conflict or inconsistency between any provision of this Agreement and the Prior Agreement, the provisions of this Agreement shall prevail. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST, on behalf of each of its series		THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Benjamin A Richer	By:	/s/ William P. Flory, Jr.
Name: Benjamin A Richer		Name: William P. Flory, Jr.
Title: Senior Vice President		Title: Vice President & Chief Accounting Officer

EXHIBIT A

Except with respect to the Class or Classes of shares of a Fund specifically identified in the table below, each Fund shall pay the Administrator at an annual rate of 0.029% (as a percentage of net assets of the Fund). Any other Class or Classes of shares of a Fund not specifically identified in the table below shall be subject to the annual rate of 0.029%.

Fund	Class	Rate
LVIP American Century Balanced Fund	Standard II Service	0.129 0.129	% %
LVIP American Century Capital Appreciation Fund	Standard II Service	0.249 0.149	% %
LVIP American Century Disciplined Core Value Fund	Standard II Service	0.129 0.129	% %
LVIP American Century Inflation Protection Fund	Standard II Service	0.129 0.129	% %
LVIP American Century International Fund	Standard II	0.129%
LVIP American Century Large Company Value Fund	Standard II	0.129%
LVIP American Century Mid Cap Value Fund	Standard II	0.129%
LVIP American Century Ultra Fund	Standard II	0.129%
LVIP American Century Value Fund	Standard II	0.129%